Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND YEAR ENDED SEPTEMBER 30, 2018

NEW YORK, NY, December 17, 2018 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its fourth quarter and year ended September 30, 2018.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, dba Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with two retail locations, as well as a stone and solid surface fabrication facility. Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Our financial statements reflect the operations of Faneuil, Carpets and Phoenix throughout all periods presented, Faneuil’s customer management outsourcing business (“CMO Business”) since May 2017, and Phoenix’s acquisition of certain printing and manufacturing assets and liabilities (“Printing Components Business”) since October 2017.

Investment Highlights – Three Months and Year Ended September 30, 2018

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $90.1 million for the three months ended September 30, 2018, an increase of $3.7 million, or 4.3%, compared to $86.3 million for the three months ended September 30, 2017 driven by the acquisition of the Printing Components Business by Phoenix, which accounted for $4.5 million of the total net revenue increase.  Excluding the impact of such acquisition, total net revenue decreased $0.8 million, or less than 1.0%, due to lower volumes in granite and cabinet sales at Carpets.  ALJ recognized consolidated net revenue of $89.7 million for the three months ended June 30, 2018.

•

ALJ recognized net income of $1.2 million and income per share of $0.03 (diluted) for the three months ended September 30, 2018, compared to net income of $13.8 million and earnings per share (EPS) of $0.37 (diluted) for the three months ended September 30, 2017.  Increased net revenue was offset by restructuring expenses to combine manufacturing facilities at Phoenix and higher start-up costs of certain contracts at Faneuil.  Additionally, net income for the three months ended September 30, 2017 reflects a non-recurring benefit from income taxes due to the reduction of deferred taxes valuation allowance.  Excluding such benefit from income taxes, ALJ recognized net income of $1.7 million and EPS of $0.04 (diluted) for the three months ended September 30, 2017.   ALJ recognized a net loss of $2.9 million and loss per share of $0.08 (diluted) for the three months ended June 30, 2018.

•

ALJ recognized adjusted EBITDA of $9.3 million for the three months ended September 30, 2018, an increase of $1.5 million, or 18.5%, compared to $7.9 million for the three months ended September 30, 2017. The increase was driven by the Printing Components Business acquisition by Phoenix, partially offset by planned volume reductions in packaging at Phoenix. ALJ recognized adjusted EBITDA of $9.6 million for the three months ended June 30, 2018.

•

ALJ recognized consolidated net revenue of $369.8 million for the year ended September 30, 2018, an increase of $43.1 million, or 13.2%, compared to $326.7 million for the year ended September 30, 2017 due to the acquisitions of the CMO Business by Faneuil and the Printing Components Business by Phoenix, which together accounted for $37.6 million of the total net revenue increase, and increases in business activity at Faneuil.  Excluding the impact of acquisitions, total net revenue increased $5.4 million, or 1.7%, mainly due to an increase of $8.0 million at Faneuil, partially offset by lower volume in granite and cabinet sales at Carpets, and planned volume reductions in packaging at Phoenix.
•

ALJ recognized a net loss of $7.3 million and loss per share of $0.19 (diluted) for the year ended September 30, 2018, compared to net income of $15.7 million and earnings per share (EPS) of $0.43 (diluted) for the year ended September 30, 2017.  Increased net revenue was offset by restructuring expenses to combine manufacturing facilities at Phoenix, a non-cash litigation loss at Faneuil, higher start-up costs of certain contracts at Faneuil, and higher selling, general and administrative costs due to increased depreciation and amortization expenses related to acquisitions.  Additionally, net (loss) income reflects an increased provision for income taxes to reflect a one-time, non-cash deferred income tax expense as a result of the Tax Cuts and Jobs Act of 2017 during the year ended September 30, 2018, and a non-recurring benefit from income taxes due to the reduction of the deferred taxes valuation allowance during the year ended September 30, 2017.  Excluding the one-time impact of deferred income taxes, ALJ recognized net loss of $3.2 million and loss per share of $0.09 (diluted) for the year ended September 30, 2018 and net income of $3.6 million and EPS of $0.10 (diluted) for the year ended September 30, 2017.

•

ALJ recognized adjusted EBITDA of $33.1 million for the year ended September 30, 2018, an increase of $2.1 million, or 6.8%, compared to $31.0 million for the year ended September 30, 2017.  The increase was driven by the Printing Components Business acquisition by Phoenix, partially offset by higher labor, material, and customer service costs at Carpets, and planned volume reductions in packaging at Phoenix.

•

ALJ estimates consolidated net revenue for the three months ending December 31, 2018 to be in the range of $85.9 million to $94.0 million, compared to $95.0 million for the three months ended December 31, 2017.

Jess Ravich, Executive Chairman of ALJ, said, “We are pleased that we were able to amend our existing term loan and revolving line of credit, which extends the maturity date until 2023 and allows for operational flexibility as we significantly invest in Faneuil’s call centers.  During the fourth quarter, ALJ increased adjusted EBITDA and improved adjusted EBITDA margins.  We continue to focus on our strategic objectives to drive long-term shareholder value.”

	Three Months Ended September 30,
Amounts in $000, except per share amounts	2018	2017	$ Change	% Change

Net revenue	$90,057	$86,332	$3,725	4.3%
Costs and expenses:
Cost of revenue	68,945	66,011	2,934	4.4%
Selling, general, and administrative expense	17,238	17,583	(345)	(2.0%)
Gain on disposal of assets, net	(104)	—	(104)	NM
Total operating expenses	86,079	83,594	2,485	3.0%
Operating income	3,978	2,738	1,240	45.3%
Other (expense) income:
Interest expense, net	(2,579)	(2,724)	(145)	(5.3%)
Total other expense, net	(2,579)	(2,724)	(145)	(5.3%)
Income before income taxes	1,399	14	1,385	NM
(Provision for) benefit from income taxes	(177)	13,756	(13,933)	NM
Net income	$1,222	$13,770	$(12,548)	NM
Basic earnings per share of common stock	$0.03	$0.38
Diluted earnings per share of common stock	$0.03	$0.37
Weighted average shares of common stock outstanding (in 000s):
Basic	38,012	36,530
Diluted	38,077	37,186

NM - Not meaningful

	Year Ended September 30,
Amounts in $000s, except per share amounts	2018	2017	$ Change	% Change

Net revenue	$369,776	$326,718	$43,058	13.2%
Costs and expenses:
Cost of revenue	285,872	250,704	35,168	14.0%
Selling, general, and administrative expense	76,656	63,311	13,345	21.1%
(Gain) loss on disposal of assets, net	(277)	8	(285)	NM
Total operating expenses	362,251	314,023	48,228	15.4%
Operating income	7,525	12,695	(5,170)	(40.7%)
Other (expense) income:
Interest expense, net	(10,558)	(9,744)	814	8.4%
Other income	—	298	(298)	NM
Total other expense, net	(10,558)	(9,446)	1,112	11.8%
(Loss) income before income taxes	(3,033)	3,249	(4,058)	NM
(Provision for) benefit from income taxes	(4,299)	12,424	(16,723)	NM
Net (loss) income	$(7,332)	$15,673	$(20,781)	NM
Basic (loss) earnings per share of common stock	$(0.19)	$0.45	$(0.64)
Diluted (loss) earnings per share of common stock	$(0.19)	$0.43	$(0.63)
Weighted average shares of common stock outstanding (000s):
Basic	37,856	35,208	2,648
Diluted	37,856	36,186	1,670

NM - Not meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “In the fourth quarter, Faneuil successfully renewed and expanded relationships with multiple clients across all verticals. New contracts were also signed in both retail and healthcare verticals for programs that typically generate increased revenue in the first quarter.  Faneuil’s segment adjusted EBITDA for the fourth quarter was partially affected by legal expenses and two contracts that will improve with increased rate adjustments on a go-forward basis.”

Faneuil recognized net revenue of $44.9 million for the three months ended September 30, 2018 compared to $44.0 million for the three months ended September 30, 2017.  Net revenue increased $0.9 million, or 2.0%.  Faneuil recognized net revenue of $43.9 million for the three months ended June 30, 2018.

Faneuil segment adjusted EBITDA was consistent at $2.9 million and $2.8 million for the three months ended September 30, 2018 and 2017, respectively.  Higher expenses related to new technology, training and call handling for the CMO Business offset the increased net revenue recognized from new customer awards.  Faneuil recognized segment adjusted EBITDA of $3.6 million for the three months ended June 30, 2018.

Faneuil recognized net revenue of $188.2 million for the year ended September 30, 2018 compared to $158.3 million for the year ended September 30, 2017.  Net revenue increased $30.0 million, or 18.9%.  Excluding the impact of the CMO Business acquisition, net revenue increased $8.0 million, or 5.5%, due to increased net revenue from new customer awards and our existing customer base, partially offset by the completion of customer contracts.

Faneuil segment adjusted EBITDA was flat at $13.1 million for both the year ended September 30, 2018 and 2017.   Higher expenses for training and call handling for the CMO Business offset the increased net revenue recognized.

Faneuil estimates its net revenue for the three months ending December 31, 2018 to be in the range of $47.5 million to $52.8 million, compared to $51.5 million for the three months ended December 31, 2017.

Faneuil’s contract backlog expected to be realized within the next twelve months as of September 30, 2018 was $106.6 million compared to $91.6 million as of September 30, 2017 and $107.3 million as of June 30, 2018.  Faneuil’s total contract backlog as of September 30, 2018 was $234.9 million as compared to $236.8 million as of September 30, 2017 and $259.0 million as of June 30, 2018.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “In the past year we have focused on eliminating marginally profitable jobs. As a result, our results continue to improve. We will continue to focus on operational improvements in each area of our business. The Las Vegas housing market remains strong and we will continue to directly benefit from this.”

Carpets recognized net revenue of $15.1 million for the three months ended September 30, 2018 compared to $17.8 million for the three months ended September 30, 2017.  Net revenue decreased $2.8 million, or 15.5%, which was primarily attributable to lower volumes from granite and cabinet sales.  Carpets recognized net revenue of $18.0 million for the three months ended June 30, 2018.

Carpets recognized segment adjusted EBITDA of $0.8 million for the three months ended September 30, 2018 compared to segment adjusted EBITDA of $0.6 million for the three months ended September 30, 2017. Segment adjusted EBITDA increased by $0.2 million due to process improvements and cost reductions, partially offset by higher material, labor, and customer service costs.  Carpets recognized segment adjusted EBITDA of $0.6 million for the three months ended June 30, 2018.

Carpets recognized net revenue of $68.4 million for the year ended September 30, 2018 compared to $69.7 million for the year ended September 30, 2017.  Net revenue decreased $1.3 million, or 1.9%, which was primarily attributable to lower volumes from granite and cabinet sales.

Carpets recognized segment adjusted EBITDA of $0.5 million for the year ended September 30, 2018 compared to segment adjusted EBITDA of $1.3 million for the year ended September 30, 2017. Segment adjusted EBITDA decreased by $0.8 million due to higher material, labor, and customer service costs.

Carpets estimates its net revenue for the three months ending December 31, 2018 to be in the range of $13.9 million to $15.5 million, compared to $16.7 million for the three months ended December 31, 2017.

Carpets total backlog, which is expected to be fully realized within the next 12 months, as of September 30, 2018 was $12.5 million compared to $20.4 million as of September 30, 2017 and $15.2 million as of June 30, 2018.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, "The increase in our fourth quarter revenues was primarily due to sales from our Printing Components Business acquisition, completed in October 2017, and higher component sales. Higher book sales were offset by lower sales in packaging. Segment adjusted EBITDA of $6.4 million was $1.3 million higher than prior year due to solid margin conversion on the $5.6 million of higher Phoenix sales for the quarter.”

Phoenix recognized net revenue of $30.1 million for the three months ended September 30, 2018 compared to $24.5 million for the three months ended September 30, 2017. Net revenue increased $5.6 million, or 22.9%.  Excluding the impact of the Printing Components Business acquisition, net revenue increased $1.1 million, or 4.6%, due to increased book sales, somewhat offset by planned volume reductions in packaging.  Phoenix recognized net revenue of $27.8 million for the three months ended June 30, 2018.

Phoenix recognized segment adjusted EBITDA of $6.4 million for the three months ended September 30, 2018 compared to $5.2 million for the three months ended September 30, 2017. Segment adjusted EBITDA increased by $1.3 million, or 24.8%, mainly due to the Printing Component Business acquisition somewhat offset by reduced packaging sales.  Phoenix recognized segment adjusted EBITDA of $6.0 million for the three months ended June 30, 2018.

Phoenix recognized net revenue of $113.1 million for the year ended September 30, 2018 compared to $98.7 million for the year ended September 30, 2017. Net revenue increased $14.4 million, or 14.6%.  Excluding the impact of the Printing Components Business acquisition, net revenue decreased $1.3 million, or 1.3%, due to lower volumes in packaging.

Phoenix recognized segment adjusted EBITDA of $22.1 million for the year ended September 30, 2018 compared to $18.9 million for the year ended September 30, 2017. Segment adjusted EBITDA increased by $3.2 million, or 16.6%, mainly due to the Printing Component Business acquisition somewhat offset by planned volume reductions in packaging.

Phoenix estimates its net revenue for the three months ending December 31, 2018 to be in the range of $24.4 million to $25.7 million as compared to $26.8 million for the three months ended December 31, 2017.

Phoenix’s contract backlog expected to be realized within the next twelve months as of September 30, 2018 was $62.8 million compared to $55.5 million as of September 30, 2017 and $66.6 million as of June 30, 2018.  Phoenix’s total contract backlog as of September 30, 2018 was $137.2 million as compared to $145.7 million as of September 30, 2017 and $157.3 million as of June 30, 2018.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net (loss) income before depreciation and amortization, interest expense, litigation loss, restructuring expenses, stock-based compensation, acquisition-related expenses, loss (gain) on disposal of assets, other non-recurring items, other income, and provision for income taxes.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net (loss) income, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

Amounts in $000s	Three Months Ended September 30,
	2018	2017	$ Change	% Change

Net income	$1,222	$13,770	$(12,548)	(91.1%)
Depreciation and amortization	4,647	4,433	214	4.8%
Interest expense	2,579	2,724	(145)	(5.3%)
Restructuring expenses	335	75	260	346.7%
Stock-based compensation	242	247	(5)	(2.0%)
Lease payments in anticipation of facility shutdown	187	—	187	NM
Provision for (benefit from) income taxes	177	(13,756)	13,933	NM
Acquisition-related expenses	52	385	(333)	(86.5%)
Gain on disposal of assets, net	(104)	—	(104)	NM
Consolidated adjusted EBITDA	$9,337	$7,878	$1,459	18.5%

NM - Not meaningful

Amounts in $000s	Year Ended September 30,
	2018	2017	$ Change	% Change

Net (loss) income	$(7,332)	$15,673	$(23,005)	(146.8%)
Depreciation and amortization	19,048	16,611	2,437	14.7%
Interest expense	10,558	9,744	814	8.4%
Provision for (benefit from) income taxes	4,299	(12,424)	16,723	NM
Litigation loss	2,910	—	2,910	NM
Restructuring expenses	2,314	275	2,039	741.5%
Stock-based compensation	1,054	810	244	30.1%
Acquisition-related expenses	280	602	(322)	(53.5%)
Lease payments in anticipation of facility shutdown	250	—	250	NM
(Gain) loss on disposal of assets, net	(277)	8	(285)	NM
Other income	—	(298)	298	NM
Consolidated adjusted EBITDA	$33,104	$31,001	$2,103	6.8%

NM - Not meaningful

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

Amounts in $000s	Three Months Ended September 30,
	2018	2017	$ Change	% Change

Net revenue
Faneuil	$44,913	$44,021	$892	2.0%
Carpets	15,050	17,819	(2,769)	(15.5%)
Phoenix Color	30,094	24,492	5,602	22.9%
Total net revenue	$90,057	$86,332	$3,725	4.3%

Amounts in $000s	Three Months Ended September 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Segment adjusted EBITDA
Faneuil	$2,898	$2,826	$72	2.5%
Carpets	837	638	199	31.2%
Phoenix Color	6,437	5,156	1,281	24.8%
Corporate	(835)	(742)	(93)	(12.5%)
Total segment adjusted EBITDA	$9,337	$7,878	$1,459	18.5%

Amounts in $000s	Year Ended September 30,
	2018	2017	$ Change	% Change

Net revenue
Faneuil	$188,233	$158,264	$29,969	18.9%
Carpets	68,404	69,725	(1,321)	(1.9%)
Phoenix Color	113,139	98,729	14,410	14.6%
Total net revenue	$369,776	$326,718	$43,058	13.2%

Amounts in $000s	Year Ended September 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Segment adjusted EBITDA
Faneuil	$13,127	$13,110	$17	0.1%
Carpets	453	1,290	(837)	(64.9%)
Phoenix Color	22,077	18,927	3,150	16.6%
Corporate	(2,553)	(2,326)	(227)	(9.8%)
Total segment adjusted EBITDA	$33,104	$31,001	$2,103	6.8%

As of September 30, 2018 and 2017, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

Amounts in $000s	September 30,	September 30,
	2018	2017

Term loan payable	$84,974	$91,018
Line of credit	8,739	5,500
Capital leases	7,336	7,250
Total debt	101,049	103,768

Cash	2,000	5,630
Net debt	$99,049	$98,138

As of September 30, 2018, ALJ was in compliance with all debt covenants.

	Financial Covenants Comparison
	September 30, 2018
	(actual)	(required)
Leverage ratio	3.07	< 3.50
Fixed charges ratio	1.31	> 1.25

Investor Conference Call Details

ALJ will host an investor conference call on January 10, 2019 at 4:30 PM Eastern Standard Time.  Participants should dial in 10 minutes prior to the start time by using the following dial-in information and conference ID:

Participant Toll-Free Dial-In Number: (866) 300-4041

Participant International Dial-In Number: (636) 812-6659

Conference ID:5788964

Participants can also access ALJ’s investor conference call using the following webcast URL: https://edge.media-server.com/m6/p/vroawi9c. A playback of the investor conference call will be available within 24 hours using the same webcast URL.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, retail, toll and transportation industries, (ii) Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with two retail locations, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s fourth quarter and year ended September 30, 2018 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, the impact of planned investments in call centers for Faneuil, expected rate adjustments for Faneuil contracts on Faneuil’s financial results, operational improvements implemented by Carpets, the planned volume reductions in packaging by Phoenix, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.